Exhibit 23.1

Consent of Independent Auditors

The Chefs’ Warehouse, Inc.

Ridgefield, Connecticut

We consent to the use in the Current Report on Form 8-K/A of The Chefs’ Warehouse, Inc. filed under the Securities Exchange Act of 1934 on October 25, 2012 of our report dated May 1, 2012 relating to the audited financial statements of Michael’s Finer Meats, LLC as of December 25, 2011, and December 26, 2010, and for the years ended December 25, 2011, December 26, 2010 and December 27, 2009, and the notes thereto, and to the incorporation by reference of the report into the Registration Statement on Form S-8 (Registration Statement No. 333-175974) filed under the Securities Act of 1933 as amended by The Chefs’ Warehouse, Inc. on August 2, 2011.

/s/GBQ Partners, LLC

Columbus, Ohio

October 25, 2012